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Schedule 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
EVANS & SUTHERLAND COMPUTER CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        April 14, 2003

Dear Evans & Sutherland Shareholder:

        You are cordially invited to attend Evans & Sutherland's 2003 annual meeting of shareholders to be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at our principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108.

        An outline of the business to be conducted at the meeting is given in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to the matters to be voted on, there will be a report on our progress and an opportunity for shareholders to ask questions.

        I hope you will be able to join us. To ensure your representation at the meeting, I encourage you to complete, sign, and return the enclosed proxy card as soon as possible. Your vote is very important. Whether you own a few or many shares of stock, it is important that your shares be represented.

Sincerely

James R. Oyler President and Chief Executive Officer

/ / 600 Komas Drive    / / Salt Lake City, Utah 84108    / / tel 801-588-1000    / / fax 801-588-4500
/ / web  es.com

EVANS & SUTHERLAND
COMPUTER CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 8, 2003

TO THE SHAREHOLDERS:

        The annual meeting of shareholders of Evans & Sutherland Computer Corporation will be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at 600 Komas Drive, Salt Lake City, Utah 84108. At the meeting, you will be asked:

  1.
  To ratify the appointment of KPMG LLP as independent auditors of Evans & Sutherland Computer Corporation for the fiscal year ending December 31, 2003;

  2.
  To transact such other business as may properly be presented at the annual meeting.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        If you were a shareholder of record at the close of business on March 28, 2003, you may vote at the annual meeting and any adjournment(s) thereof.

        We invite all shareholders to attend the meeting in person. If you attend the meeting, you may vote in person even if you previously signed and returned a proxy.

FOR THE BOARD OF DIRECTORS
William M. Thomas Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Salt Lake City, Utah
April 14, 2003

YOUR VOTE IS IMPORTANT. TO ASSURE REPRESENTATION OF YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

EVANS & SUTHERLAND
COMPUTER CORPORATION

600 Komas Drive
Salt Lake City, Utah 84108

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS

GENERAL

        Evans & Sutherland Computer Corporation, a Utah corporation, is soliciting this proxy on behalf of its Board of Directors to be voted at the 2003 annual meeting of shareholders to be held on Thursday, May 8, 2003, at 11:00 a.m., local time, or at any adjournment or postponement thereof. The annual meeting of shareholders will be held at Evans & Sutherland's principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108.

METHOD OF PROXY SOLICITATION

        These proxy solicitation materials were mailed on or about April 14, 2003, to all shareholders entitled to vote at the meeting. Evans & Sutherland will pay the cost of soliciting these proxies. These costs include the expenses of preparing and mailing proxy materials for the annual meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding the proxy material. In addition to solicitation by mail, Evans & Sutherland's directors, officers and employees may solicit proxies for the meeting by telephone, facsimile or otherwise. Directors, officers, or employees of Evans & Sutherland will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur.

VOTING OF PROXIES

        Your shares will be voted as you direct on your signed proxy card. If you do not specify on your proxy card how you want to vote your shares, we will vote signed returned proxies:

  •
  FOR ratification of the appointment of KPMG LLP as Evans & Sutherland's independent auditors for the fiscal year ending December 31, 2003.

        We do not know of any other business that may be presented at the annual meeting. If a proposal other than those listed in the notice is presented at the annual meeting, your signed proxy card gives authority to the persons named in the proxy to vote your shares on such matters in their discretion.

REQUIRED VOTE

        Record holders of shares of Evans & Sutherland's common stock, par value $.20 per share, at the close of business on March 28, 2003, may vote at the meeting. Each shareholder has one vote for each share of common stock the shareholder owns. At the close of business on March 28, 2003, there were 10,463,990 shares of common stock outstanding.

        The affirmative vote of a majority of a quorum of shareholders is required for approval of all items being submitted to the shareholders for their consideration, except for the election of directors, which is determined by a simple plurality of the votes cast. Evans & Sutherland's bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for transaction of business. An automated system administered by Evans & Sutherland's transfer agent tabulates the votes. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Each is tabulated separately. Abstentions are counted as voted and broker non-votes are counted as unvoted for determining the approval of any matter submitted to the shareholders for a vote. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

REVOCABILITY OF PROXIES

        You may revoke your proxy by giving written notice to the Corporate Secretary of Evans & Sutherland, by delivering a later proxy to the Corporate Secretary, either of which must be received prior to the annual meeting, or by attending the meeting and voting in person.

PROPOSAL ONE

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

        KPMG LLP (KPMG), independent auditors, has been selected by the Board of Directors as the accounting firm to audit the accounts and to report on the consolidated financial statements of Evans & Sutherland for the fiscal year ending December 31, 2003, and the Board of Directors recommends that the shareholders vote for ratification of such selection. Shareholder ratification of the selection of KPMG as Evans & Sutherland's independent auditors is not required by Evans & Sutherland's bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG for shareholder ratification as a matter of good corporate practice. KPMG has audited Evans & Sutherland's consolidated financial statements since 1968. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of a new independent auditor at any time during the year if the Board of Directors feels that such a change would be in the best interests of Evans & Sutherland and its shareholders.

        Neither KPMG, nor any of its members has any financial interest, direct or indirect, in Evans & Sutherland, nor has KPMG, nor any of its members, ever been connected with Evans & Sutherland as promoter, underwriter, voting trustee, director, officer, or employee. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to attend the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

        The affirmative vote of a majority of a quorum of shareholders is required for the ratification of the appointment of KPMG.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS EVANS & SUTHERLAND'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

DIRECTORS

        Set forth below is the principal occupation of, and certain other information regarding the directors whose terms of office will continue after the annual meeting.

DIRECTORS CONTINUING IN OFFICE—TERMS ENDING IN 2004

        James R. Oyler was appointed President and Chief Executive Officer of E&S and a member of the Board of Directors in December 1994. Before joining Evans & Sutherland, Mr. Oyler served as President of AMG, Inc. from mid-1990 until December 1994, and was a Senior Vice President for Harris Corporation from 1976 through mid-1990. He has eight years of service with E&S. Age: 57

        David J. Coghlan has been a director of Evans & Sutherland since May 2002. Mr. Coghlan is currently Chairman of Quadrant Group Limited, based in the United Kingdom, and has served in that capacity since 2002. Mr. Coghlan served as the Chief Executive Officer of Quadnetics Group plc from 1993 to 2002 and is currently on their Board of Directors. Also, Mr. Coghlan is Chairman and joint founder of Mailroom Management Services Limited in the United Kingdom. Mr. Coghlan has also served as partner at Bain & Company. Mr. Coghlan earned his MBA from the Wharton School, University of Pennsylvania, and holds undergraduate degrees in law and financial management from the University of New South Wales. Age: 48

DIRECTORS CONTINUING IN OFFICE—TERMS ENDING IN 2005

        Wolf-Dieter Hass has been a Director of Evans & Sutherland since May 2001. Mr. Hass has been Managing Director of Lufthansa Flight Training Berlin GmbH since August 1990, and General Manager, Flight Simulators and Corporate Secretary, for Lufthansa Flight Training GmbH since January 1997. Mr. Hass has served in other engineering and management positions since joining Lufthansa German Airlines in August 1965. Mr. Hass studied Aeronautical Engineering at the Technical University of Berlin, earning the degree of Diplom-Ingenieur. Mr. Hass is a member of the IATA Flight Simulator Working Group and the Royal Aeronautical Society's Flight Simulation Committee Group. Age: 64

        Gerald S. Casilli has been a Director of Evans & Sutherland since 1997. Mr. Casilli was Chairman of the Board of Ikos Systems, Inc., and served in such capacity from July 1989 until April 2002. He was also Chief Executive Officer of Ikos from April 1989 to August 1995. Mr. Casilli has also been a director of Cepheid, a company that markets biological testing systems, since April 1997. From 1982 to 1990, Mr. Casilli served as general partner of Genesis Capital, Ltd., a venture capital firm. From January 1986 to December 1989, Mr. Casilli served as a general partner of Trinity Ventures, Ltd., a venture capital firm. Mr. Casilli founded Millennium System in 1973, a manufacturer of microprocessor development systems, and served as its President and Chief Executive Officer until 1982. Age: 63

        William Schneider, Jr. has been a director of Evans & Sutherland since May 2002. Dr. Schneider has served as the president of International Planning Services, Inc., a Washington-based international trade and finance firm, since 1986. In addition, Dr. Schneider is currently an adjunct fellow of the Hudson Institute. Dr. Schneider serves as an advisor to the U.S. government in several capacities; he is a consultant to the Departments of Defense, Energy, and State, and was appointed by Secretary of Defense Donald H. Rumsfeld in March 2001 to serve as chairman of the Defense Science Board. Dr. Schneider is also chairman of the Department of State's Defense Trade Advisory Group. Dr. Schneider serves as member of the board of directors for three foreign public companies' U.S. subsidiaries: BAE Systems, Inc.; MBDA USA, Inc.; and ABB Susa, Inc. He earned his Ph.D. degree from New York University in 1968. Age: 61

RECENT CHANGES TO THE BOARD OF DIRECTORS

        In 2002, the Board of Directors filled two of the three vacancies on the Board following the 2002 annual shareholders meeting. Mr. David J. Coghlan was appointed as a member of the Board of Directors in May 2002 and his term ends in 2004. Mr. William Schneider, Jr. was appointed as a member of the Board of Directors in May 2002 and his term ends in 2005. Both Messrs. Coghlan and Schneider were elected by the Board of Directors as permitted by the Company's Bylaws.

        Mr. Ivan E. Sutherland, a director whose term expires as of the 2003 annual meeting of shareholders and who reaches age 65 this year, has elected to retire from the Company's Board of Directors effective as of the 2003 annual meeting on May 8, 2003. The vacancy created by the retirement of Mr. Sutherland will be filled by the affirmative vote of a majority of the remaining directors, as provided in the Company's bylaws. The Board of Directors continues to search for a qualified individual and intends to fill this vacancy when an acceptable candidate is identified by the Board of Directors.

BOARD MEETINGS AND COMMITTEES

        In fiscal year 2002, the Board of Directors held five board meetings either in person or telephonically. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors during the period he was a member of the Board of Directors during 2002. The Board of Directors has established three committees: the Audit Committee, the Compensation and Stock Options Committee, and the Nomination Committee.

        The principal functions of the Audit Committee are to monitor the integrity of Evans & Sutherland's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitor the independence and performance of Evans & Sutherland's independent auditors; provide an avenue of communication among the independent auditors, management and the Board of Directors; encourage adherence to, and continuous improvement of, Evans & Sutherland's policies, procedures and practices at all levels; review areas of potential significant financial risk to Evans & Sutherland; and monitor compliance with legal and regulatory requirements. The Audit Committee currently consists of Ivan E. Sutherland, Gerald S. Casilli, Wolf-Dieter Hass, David J. Coghlan and William Schneider, Jr., all of whom are outside directors. The Audit Committee held five meetings in 2002. Each member of the Audit Committee attended at least 75% of the meetings of the Audit Committee held in 2002, except for Messrs. Coghlan and Schneider. Mr. Coghlan attended all three audit committee meetings held while he was a director in 2002. Mr. Schneider attended one of the three audit committee meetings held while he was a director in 2002.

        The Compensation and Stock Options Committee reviews compensation and benefits for Evans & Sutherland's executives and administers the grant of stock options under Evans & Sutherland's existing plans. Pursuant to delegated authority from the Board of Directors, James R. Oyler, as Chief Executive Officer, approves all employee salaries except for those of Evans & Sutherland's executive officers. The Compensation and Stock Options Committee consists of Ivan E. Sutherland, Gerald S. Casilli and Wolf-Dieter Hass. The Compensation and Stock Option Committee held one meeting in 2002 and each member of the Compensation and Stock Option committee attended this meeting.

        The Nomination Committee makes recommendations to the Board of Directors concerning candidates for election as directors. Recommendations concerning nominees for election as a director should be sent to the Corporate Secretary of Evans & Sutherland for presentation to the Nomination Committee. The Nomination Committee consists of James R. Oyler, Ivan E. Sutherland, Gerald S. Casilli, Wolf-Dieter Hass, David J. Coghlan, and William Schneider, Jr. There were no separate meetings of the Nomination Committee held in 2002.

COMPENSATION OF DIRECTORS

        Members of the Board of Directors employed by Evans & Sutherland do not receive any separate compensation for services performed as a director. Each of Evans & Sutherland's non-employee directors receives a $5,000 retainer each quarter he or she is a director plus $1,000 for each board meeting attended. There is no separate compensation for committee meeting attendance.

        On February 2, 1989, the Board of Directors adopted the 1989 Stock Option Plan for Non-Employee Directors, which was approved by the shareholders on May 16, 1989. The Non-Employee Directors Plan was subsequently amended on February 20, 1996 and May 20, 1998. Under the Non-Employee Directors Plan, 400,000 shares have been reserved for issuance of options. Pursuant to the Non-Employee Directors Plan, each non-employee director of Evans & Sutherland serving at such time received an option on May 16, 1989, to purchase 10,000 shares, which option was immediately exercisable. Each person who becomes an eligible director (non-employee) subsequent to the date of adoption of the plan receives an automatic grant, on the date of his first appointment or election to the Board of Directors, of an option to purchase 10,000 shares. Such options are exercisable in three annual installments on the first, second and third anniversaries of the date of the grant.

        In addition to the initial grants, each eligible director is granted additional options to purchase 10,000 shares of Evans & Sutherland's common stock on the first day of each fiscal year, provided however, that in no event shall an eligible director be granted options under the Non-Employee Directors Plan to purchase more than 100,000 shares in the aggregate. Each option, after the initial option, becomes exercisable in three installments on the first, second and third anniversaries of the date of the grant. Currently, the Board of Directors consists of five non-employee directors. As of March 28, 2003, 41,350 shares remain available for future option grants under the Non-Employee Directors Plan.

        The exercise price for options granted under the Non-Employee Directors Plan is equal to the fair market value of Evans & Sutherland's common stock as of the last trading day immediately prior to the date the option is granted. The options have a term of ten years. However, each option expires on the earlier of its expiration date or 90 days from the date the grantee ceased to be a non-employee director for any reason other than retirement from the Board of Directors after attaining age 57, or employment by Evans & Sutherland. In the event of retirement, each option shall become fully vested and exercisable until the expiration date of such option. In the event of employment, each option shall continue to be exercisable until the expiration of the option or 90 days after termination of employment of such individual.

        Options granted pursuant to the Non-Employee Directors Plan are nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income on the excess of the fair market value on the date of exercise over the option exercise price. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. In the event of a sale of the option, the optionee recognizes ordinary income based on the sale price of the option. No tax deduction is available to Evans & Sutherland with respect to the grant of the option or the sale of stock acquired upon exercise of the option. Evans & Sutherland should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the nonqualified stock option. Generally, option recipients will be subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934.

OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of Evans & Sutherland's common stock as of March 28, 2003, (i) by each person who is known by Evans & Sutherland to own beneficially more than five percent of Evans & Sutherland's common stock, (ii) by each of Evans & Sutherland's directors, (iii) by the Chief Executive Officer and each of Evans & Sutherland's four most highly compensated executive officers who served as executive officers at December 31, 2002, and (iv) by all directors and executive officers as a group.

	Shares Beneficially Owned(1)
Directors, Officers, and Principal Shareholders
	Number	Percent
PRINCIPAL SHAREHOLDERS
State of Wisconsin Investment Board(2) P.O. Box 7842, Madison, Wisconsin 53707	2,042,250	19.5%
The TCW Group, Inc.(3) 865 South Figueroa Street, Los Angeles, California 90017	1,268,880	12.1%
Peter R. Kellogg(4) 120 Broadway, New York, New York 10271	1,083,000	10.3%
Strong Capital Management, Inc.(5) 100 Heritage Reserve, Menomonee Falls, Wisconsin, 53051	911,317	8.7%
Dimensional Fund Advisors Inc.(6) 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401	739,000	7.1%
Royce & Associates, LLC(7) 1414 Avenue of the Americas, New York, New York 10019	733,100	7.0%
DIRECTORS
Gerald S. Casilli(8)	52,593	*
David J. Coghlan(9)	3,334	*
Wolf-Dieter Hass(10)	6,668	*
James R. Oyler(11)	440,670	4.2%
William Schneider, Jr.(12)	3,334	*
Ivan E. Sutherland(13)	123,356	1.2%
OTHER EXECUTIVE OFFICERS
David B. Figgins(14)	114,571	1.1%
William M. Thomas(15)	43,765	*
L. Eugene Frazier(16)	81,677	*
E. Thomas Atchison(17)	48,298	*
All directors and executive officers as a group—13 persons(18)	998,292	9.5%

*
Less than one percent.

(1)
Applicable percentage ownership is based on 10,463,990 shares of Common Stock outstanding as of the record date, March 28, 2003. Pursuant to the rules of the Securities and Exchange Commission, shares shown as "beneficially" owned include (a) shares subject to options or warrants currently exercisable or which will be exercisable within 60 days of the record date, (b) shares attainable through conversion of other securities, (c) shares held by unincorporated entities and in trusts and estates over which an individual holds at least shared voting or investment powers and (d) shares held in trusts and estates of which at least 10 percent of the beneficial interest of such trust is attributable to specified persons in the immediate family of the individual(s) involved. This information is not necessarily indicative of beneficial ownership for any other purpose. The directors and executive officers of Evans & Sutherland have sole voting and investment power over the shares of Evans & Sutherland's common stock held in their names, except as noted in the following footnotes.

(2)
State of Wisconsin Investment Board has sole voting power and sole dispositive power as to 2,042,250 shares according to Schedule 13G/A filed with the Securities and Exchange Commission dated February 14, 2003.

(3)
The TCW Group, Inc. has shared voting power and shared dispositive power as to 1,268,880 shares according to Schedule 13G/A filed with the Securities and Exchange Commission dated February 3, 2003. The parent company of TCW Group, Inc. is Societe Generale, S.A., a corporation formed under the laws of France ("S.G."). TCW Group, Inc.'s subsidiaries include Trust Company of the West, TCW Asset Management Company, and TCW Investment Management Company, each of which is a California corporation (collectively, the "TCW Subsidiaries"). S.G. and each of the TCW Subsidiaries may beneficially own some or all of the shares of Common Stock held by TCW Group, Inc. However, S.G. has expressly disclaimed beneficial ownership of any of these shares.

(4)
Peter R. Kellogg has sole voting power and sole dispositive power as to 983,000 shares and shared voting power and shared dispositive power as to 100,000 shares according to Schedule 13G filed with the Securities and Exchange Commission dated February 9, 2001, Form 4 filed with the Securities and Exchange Commission dated March 9, 2001, and Form 4 filed with the Securities and Exchange Commission dated April 6, 2001. Of the 983,000 shares over which Mr. Kellogg has sole voting and dispositive power, 883,000 shares are held by I.A.T. Reinsurance Syndicate Ltd., a Bermuda corporation of which Mr. Kellog is the sole holder of voting stock. Mr. Kellogg has disclaimed beneficial ownership of these shares. All 100,000 shares over which Mr. Kellogg shares voting and dispositive power are held by Mr. Kellogg's spouse, Cynthia Kellogg. Mr. Kellogg has disclaimed beneficial ownership of these shares.

(5)
Strong Capital Management, Inc. and Richard S. Strong share voting power as to 906,397 shares and dispositive power as to 911,317 shares according to Schedule 13G/A filed with the Securities and Exchange Commission dated February 7, 2003. Strong Advisor Small Cap Fund owns 540,200 of these shares.

(6)
Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power as to 739,000 shares according to Schedule 13G filed with the Securities and Exchange Commission dated February 3, 2003.

(7)
Royce & Associates, LLC has sole voting power and sole dispositive power as to 733,100 shares according to Schedule 13G filed with the Securities and Exchange Commission dated February 5, 2003.

(8)
The number of shares attributed to Mr. Casilli includes 6,592 of common stock and 46,001 subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(9)
The number of shares attributed to Mr. Coghlan includes 3,334 subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(10)
The number of shares attributed to Mr. Hass includes 6,668 subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(11)
In addition to being a director, Mr. Oyler is also President and Chief Executive Officer of Evans & Sutherland. The number of shares attributable to Mr. Oyler includes 27,000 shares of common stock and 413,670 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(12)
The number of shares attributed to Mr. Schneider includes 3,334 subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(13)
The number of shares attributable to Mr. Sutherland includes 65,355 shares of common stock and 58,001 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003. Of the 65,355 shares of common stock, 11,800 shares are held by the Sutherland Family Trust of 1980 as to which Mr. Sutherland is a co-trustee with Marcia Sutherland, with each trustee having sole voting and dispositive power.

(14)
Mr. Figgins commenced employment with Evans & Sutherland in April 1998 as a Vice President. The number of shares attributable to Mr. Figgins includes 403 shares of common stock and 114,168 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(15)
Mr. Thomas commenced employment with Evans & Sutherland in August 2000 as a Vice President. The number of shares attributable to Mr. Thomas includes 429 shares of common stock and 43,336 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(16)
Mr. Frazier commenced employment with Evans & Sutherland in September 1997 as a Vice President. The number of shares attributable to Mr. Frazier includes 1,674 shares of common stock and 80,003 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(17)
Mr. Atchison commenced employment with Evans & Sutherland in June 1998 as Director of Materials when Evans & Sutherland acquired Silicon Reality, Inc. The number of shares attributable to Mr. Atchison includes 1,629 shares of common stock and 46,669 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

(18)
The total for directors and officers as a group includes 104,442 shares of common stock and 893,850 shares subject to outstanding stock options that are currently exercisable or will be exercisable on or before May 28, 2003.

EXECUTIVE COMPENSATION

        The following table sets forth information for the fiscal years ended December 31, 2002, 2001 and 2000 regarding the compensation of (i) the Chief Executive Officer of Evans & Sutherland during the 2002 fiscal year, and (ii) the four most highly compensated executive officers of Evans & Sutherland during the 2002 fiscal year who were serving as executive officers on December 31, 2002, (the "Named Executive officers").

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options	LTIP Payouts	All Other Compensation(2)
James R. Oyler President and Chief Executive Officer	2002 2001 2000	$391,000 379,700 379,700	$	— 47,083 —	— — —	— — —	15,100 10,000 30,000	— — —	$112,966 54,259 52,889
David B. Figgins(5) Vice President—Product Marketing	2002 2001 2000	241,000 234,000 234,000		— 11,700 29,307	— — —	— — —	7,600 7,500 45,000	— — —	63,891 32,722 38,405
L. Eugene Frazier(4) Vice President—Strategic Visualization	2002 2001 2000	206,400 200,400 206,640		— 16,032 49,243	— — —	— — —	5,100 7,500 37,500	— — —	87,878 63,805 63,749
E. Thomas Atchison(6) Vice President—Manufacturing, Service and Support	2002 2001 2000	194,400 180,000 162,000		— 64,199 26,086	— — —	— — —	10,100 15,000 20,000	— — —	54,008 26,084 26,370
William M. Thomas(3) Vice President—Chief Financial Officer, Treasurer and Secretary	2002 2001 2000	207,100 190,000 53,289		— 63,410 12,538	— — —	— — —	10,100 10,000 50,000	— — —	39,356 46,259 15,523

(1)
Represents incentive bonuses earned in the year indicated that were paid in the same year or subsequent year. Amount of bonus is for achievement of corporate, individual and organizational objectives for fiscal years 2002, 2001 and 2000

(2)
All other compensation for fiscal year 2002 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $38,235, Mr. Figgins $29,412, Mr. Frazier $54,412, Mr. Atchison $21,029, and Mr. Thomas $17,647); (ii) matching contributions to Evans & Sutherland's Executive Savings Plan (Mr. Oyler $12,156, Mr. Figgins $1,390, Mr. Frazier $7,494 and Mr. Atchison $7,609); (iii) discretionary contributions to Evans & Sutherland Executive Savings Plan (Mr. Oyler $57,075, Mr. Figgins $27,589, Mr. Frazier $21,541, Mr. Atchison $20,210, and Mr. Thomas $13,089. These contributions included amounts due when this plan was restructured and closed to further participants during the year.); (iv) matching contributions to Evans & Sutherland's 401(k) Deferred Savings Plan (Mr. Oyler $5,500, Mr. Figgins $5,500, Mr. Frazier $4,432, Mr. Atchison $5,160, and Mr. Thomas $4,857); and (iv) reimbursement for relocation expenses (Mr. Thomas $3,763).

  All other compensation for fiscal year 2001 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $36,364, Mr. Thomas $13,856, Mr. Frazier $50,909, Mr. Figgins $27,622 and Mr. Atchison $16,255); (ii) matching contributions to Evans & Sutherland's Executive Savings Plan (Mr. Oyler $12,795, Mr. Frazier $7,796, and Mr. Atchison $5,316); (iii) matching contributions to Evans & Sutherland's 401(k) Deferred Savings Plan (Mr. Oyler $5,100, Mr. Thomas $1,169, Mr. Frazier $5,100, Mr. Figgins $5,100 and Mr. Atchison $4,513); and (iv) reimbursement for relocation expenses (Mr. Thomas $31,234).

  All other compensation for fiscal year 2000 includes (i) premiums paid for life insurance policies (Mr. Oyler $36,364, Mr. Frazier $50,909, Mr. Figgins $27,622 and Mr. Atchison $16,255); (ii) matching contributions to Evans & Sutherland's Executive Savings Plan (Mr. Oyler $11,425, Mr. Frazier $7,601, Mr. Figgins $5,683 and Mr. Atchison $5,610); (iii) matching contributions to Evans & Sutherland's 401(k) Deferred Savings Plan (Mr. Oyler $5,100, Mr. Frazier $5,329, Mr. Figgins $5,100 and Mr. Atchison $4,505); and (iv) reimbursement for relocation expenses (Mr. Thomas $15,523).

(3)
Mr. Thomas commenced his employment with Evans & Sutherland in August 2000 as Vice President, Finance for the Simulation Group.

(4)
Mr. Frazier commenced his employment with Evans & Sutherland in September 1997 as Vice President, Programs and Shared Technology.

(5)
Mr. Figgins commenced his employment with Evans & Sutherland in April 1998 as Vice President and General Manager of PC Simulation.

(6)
Mr. Atchison commenced his employment with Evans & Sutherland in June 1998 as Director, Materials.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information regarding stock options granted during fiscal year 2002 to the Named Executive Officers. To date, Evans & Sutherland has not issued any stock appreciation rights.

	Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to All Employees In Fiscal Year
Name				Exercise of Base Price	Expiration Date
						At 5%	At 10%
James R. Oyler	15,000 100	5.92 0.04	% %	$6.00 3.33	1/31/12 11/21/12	$56,601 209	$143,437 531
David B. Figgins	7,500 100	2.96 0.04	% %	6.00 3.33	1/31/12 11/21/12	28,300 209	71,718 531
L. Eugene Frazier	5,000 100	1.97 0.04	% %	6.00 3.33	1/31/12 11/21/12	18,867 209	47,812 531
E. Thomas Atchison	10,000 100	3.94 0.04	% %	6.00 3.33	1/31/12 11/21/12	37,734 209	95,625 531
William M. Thomas	10,000 100	3.94 0.04	% %	6.00 3.33	1/31/12 11/21/12	37,734 209	95,625 531

(1)
The options are all granted to employees under Evans & Sutherland's 1995 Long-Term Incentive Equity Plan or 1998 Stock Option Plan and become exercisable in three equal installments on the first, second and third anniversaries of the date of the grant. The options have a 10-year term, subject to earlier termination in the event of the optionee's cessation of service with Evans & Sutherland. The total number of options granted to employees during fiscal year 2002 was 253,500 shares.

(2)
These potential realizable values are based on an assumed annual rate of increase in the value of Evans & Sutherland's common stock over the ten-year term of the options of five percent and ten percent, compounded annually, as required by the rules of the Securities and Exchange Commission. These rates of increase in value are not indicative of the past performance of Evans & Sutherland's common stock and are not intended to be a forecast of future appreciation in value of Evans & Sutherland's common stock. The actual realizable value, if any, of these options is dependent upon the actual future value of Evans & Sutherland's common stock, which cannot be predicted with any assurance at this time.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

        The following table sets forth information concerning the exercise of stock options during fiscal year 2002 by each of the Named Executive Officers and lists the value of their unexercised options on December 31, 2002. None of the Named Executive Officers exercised any stock options during 2002. To date, Evans & Sutherland has not issued any stock appreciation rights.

	Number Of Securities Underlying Unexercised Options At Fiscal Year-End		Value Of Unexercised In-The-Money Options At Fiscal Year-End
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Oyler	413,670	13,433	$1,250	$2,792
David B. Figgins	114,168	10,933	2,292	2,375
L. Eugene Frazier	80,003	10,099	2,084	1,959
E. Thomas Atchison	46,669	18,431	3,000	3,792
William M. Thomas	41,669	28,431	8,334	5,709

(1)
Based on the closing price of Evans & Sutherland's common stock as reported on The Nasdaq Stock Market on December 31, 2002 of $6.25.

10-YEAR OPTION REPRICINGS

        The following table sets forth information regarding stock options that were repriced during fiscal year 1998 that were previously awarded to the listed executive officers. The repricing in 1998 was offered to all employees, and required that each person electing to reprice forfeit 20% of the original options. Except for the options that were repriced during fiscal year 1998, no other options have been repriced. To date, Evans & Sutherland has not issued any stock appreciation rights.

Name	Date	Number of Securities Underlying Options Repriced	Market Price of Stock at Time of Repricing	Exercise Price at Time of Repricing	New Exercise Price	Length of Original Term Remaining at Date of Repricing
James R. Oyler	09/29/98	56,000 36,000	$13.56 13.56	$22.38 22.50	$13.56 13.56	8 years 5 months 9 years 8 months
Ronald R. Sutherland(1)	09/29/98	40,000 20,000 20,000	13.56 13.56 13.56	20.88 22.38 22.50	13.56 13.56 13.56	7 years 4 months 8 years 5 months 9 years 8 months
John T. Lemley(2)	09/29/98	80,000 16,000 16,000	13.56 13.56 13.56	20.50 22.38 22.50	13.56 13.56 13.56	7 years 2 months 8 years 5 months 9 years 8 months
Charles R. Maule(3)	09/29/98	32,000 8,000 28,000	13.56 13.56 13.56	20.88 22.38 22.50	13.56 13.56 13.56	7 years 2 months 8 years 5 months 9 years 8 months
Robert H. Ard(4)	09/29/98	32,000	13.56	25.00	13.56	9 years 8 months
George K. Saul(5)	09/29/98	4,800	13.56	23.63	13.56	9 years 9 months
David B. Figgins	09/29/98	16,000	13.56	25.50	13.56	9 years 8 months
L. Eugene Frazier	09/29/98	25,000	13.56	30.19	13.56	9 years 1 month
E. Thomas Atchison	09/29/98	4,000	13.56	23.63	13.56	9 years 7 months
Nicholas P. Gibbs	09/29/98 09/29/98 09/29/98	2,000 2,000 1,500	13.56 13.56 13.56	21.75 24.25 25.38	13.56 13.56 13.56	7 years 7 months 8 years 6 months 9 years 7 months
Richard Flitton	09/29/98 09/29/98	200 1,000	13.56 13.56	15.25 21.75	13.56 13.56	6 years 7 months 7 years 7 months

(1)
Mr. Sutherland retired from Evans & Sutherland in February 1999.

(2)
Mr. Lemley retired from Evans & Sutherland in July 1999.

(3)
Mr. Maule terminated his employment with Evans & Sutherland in August 1999.

(4)
Mr. Ard terminated his employment with Evans & Sutherland in January 2002.

(5)
Mr. Saul terminated his employment with Evans & Sutherland in October 2001.

PENSION PLAN AND SERP

        Evans & Sutherland believes that sponsoring retirement plans is a key element of maintaining a competitive compensation program. Accordingly, Evans & Sutherland has supported a qualified Defined Benefit Pension Plan ("Pension Plan"), a qualified 401(k) Deferred Savings Plan ("401(k) Plan"), a non-qualified Executive Deferred Compensation Savings Plan ("ESP") and a non-qualified Supplemental Executive Retirement Plan ("SERP"). As discussed below, Evans & Sutherland has modified these plans to match changed competitive market conditions. Participants in the 401(k) and Pension Plan are those employees who met the service and age requirements of those Plans. Participants in the SERP and ESP are management employees selected by the Compensation Committee of the Board of Directors. Costs of the Pension Plan and SERP are based upon actuarial computations that take into account many assumptions and factors including, among others, projected average salary and time in service. The 401(k) Plan and ESP are funded by employee deferrals and contributions by Evans & Sutherland. Directors of Evans & Sutherland who are not employees are not eligible to participate in the Pension Plan, 401(k) Plan, ESP, or SERP.

        Effective in 2002, the Board of Directors approved the redesign of the Pension Plan, 401(k) Plan, SERP, ESP, and to match contemporary market practices and to improve the competitive position of Evans & Sutherland by converting from a defined benefit plan to a defined contribution plan utilizing the 401(k) Plan and ESP. This action was implemented by amending the Pension Plan and SERP to close the plans to new participation, to curtail accrual of future benefits under the Pension Plan, and to freeze the compensation used to calculate SERP and Pension benefits. At the same time, the ESP and 401(k) Plan were amended to permit the Board of Directors to grant additional discretionary matching contributions based on Evans & Sutherland's profitability and other financial and operational considerations. As a result, the accumulation of future retirement benefits emphasize shared contributions by the employee and Company rather than a defined benefit funded solely by the Company. This change to the Pension Plan has no effect on the benefits vested to current and previous employees for their past service. Current unvested participants will be credited with future service that will allow vesting in their accrued benefit. Benefits will be paid on retirement. Retirees currently receiving pension payments are also unaffected. As a result of curtailment of Pension Benefits, Evans & Sutherland recognized a 2002 gain for the Pension Plan of $3.6 million. This gain represents the difference between expenses that have been accrued over the years for the Pension Plan and the Pension Plan actuary's estimate of the lower expenses that result from curtailment of the plan. The gain does not represent a cash transaction or transfer of assets from the Pension Plan Trust to Evans & Sutherland. Under the pension provisions, the credited years of service for the Named Executive Officers listed in the preceding Summary Compensation Table are as follows: Messrs. James R. Oyler, 7 years; David B. Figgins, 4 years; E. Thomas Atchison, 4 years; L. Eugene Frazier, 4 years; and William M. Thomas, 1 year.

        Under the SERP, an executive's annual retirement income commencing at age 65 equals 66.7% of the executive's average base salary in the year the plan was closed, reduced by the executive's annual benefit under the Pension Plan multiplied by a fraction, the numerator of which is the total number of years of service with Evans & Sutherland (up to a maximum of ten) and the denominator of which is ten. For purposes of the SERP, the term "average base salary" is defined as the average of the executive's base compensation over a three year period, excluding all other forms of compensation except amounts deferred under Evans & Sutherland's ESP and 401(k) Plan. Under the amended SERP, an executive's average base salary will not include any base salary increases that occur after January 1, 2002 and no new participants will be added to the SERP after January 1, 2002. SERP participants as of January 1, 2002 will be credited with future service that will allow vesting in the above benefit based on a frozen average base salary. Messrs. Oyler, Figgins, Atchison, Frazier and Thomas are currently participating in the SERP and have 8, 5, 5, 5, and 2 years of service, respectively, credited under the SERP.

        Evans & Sutherland has purchased life insurance for its benefit on the lives of all of the participants in the ESP and SERP. It is anticipated that the life insurance proceeds payable upon the death of plan participants will fully reimburse Evans & Sutherland for the after-tax cost of SERP and ESP benefit payments, premiums, and a factor for the cost of money.

        The following table illustrates the approximate annual retirement benefits (not including social security benefits) under the Pension Plan and the SERP, assuming retirement at age 65, based upon years of accredited service and final qualifying earnings as defined in the Pension Plan and SERP, and also assuming that the employee elects a straight life annuity.

	Years of Service(2)
Remuneration(1)
	10	15	20	25	30	35
$125,000	$83,375	$83,375	$83,375	$83,375	$83,375	$83,375
150,000	100,050	100,050	100,050	100,050	100,050	100,050
175,000	116,725	116,725	116,725	116,725	116,725	116,725
200,000	133,400	133,400	133,400	133,400	133,400	133,400
225,000	150,075	150,075	150,075	150,075	150,075	150,075
250,000	166,750	166,750	166,750	166,750	166,750	166,750
300,000	200,100	200,100	200,100	200,100	200,100	200,100
400,000	266,800	266,800	266,800	266,800	266,800	266,800
450,000	300,150	300,150	300,150	300,150	300,150	300,150
500,000	333,500	333,500	333,500	333,500	333,500	333,500

(1)
For purposes of determining benefits at normal retirement, remuneration is based upon the average qualifying earnings of the employee. Under the Pension Plan, this is the average of the five consecutive calendar years that will produce the highest average earnings out of the last ten calendar years of employment. Under the SERP, this is the average base salary of the three consecutive calendar years of employment with Evans & Sutherland that produces the highest annual average. Under the 2002 amendment to the Pension Plan, remuneration will not include compensation paid after April 23, 2002. Under the 2002 amendment to the SERP, remuneration will not take into account any adjustments to base salaries that occur after January 1, 2002.

(2)
Under the Pension Plan amendments, credit for future service will be limited to years needed to vest accrued benefits under the Pension Plan. Under the amended SERP, no executive will earn a benefit greater than based on ten years of service and a frozen average base salary.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYEE AGREEMENTS

        Evans & Sutherland believes that it is in the Company's interest to secure the services of key executives and that it is appropriate to provide such executives with protection in the event their employment with Evans & Sutherland is terminated under certain circumstances. Therefore, Evans & Sutherland entered into employment agreements with Mr. Oyler and Mr. Figgins on May 16, 2000, with Mr. Atchison on July 25, 2000, with Mr. Frazier on September 22, 2000, and with Mr. Thomas on December 22, 2000. The employment agreement with Mr. Oyler was amended on September 22, 2000. The current employment agreements for Mr. Atchison and Mr. Figgins were amended on September 22, 2000, and again on August 26, 2002. Mr. Frazier's employment agreement was also amended on August 26, 2002. Pursuant to their agreements, as amended to date, Mr. Oyler, and Mr. Thomas shall continue to serve in their respective positions until December 31, 2003, unless the terms of service are further extended or sooner terminated in accordance with the terms of their respective agreements. Mr. Figgins, Mr. Atchison, and Mr. Frazier shall continue to serve in their respective positions or other positions as may be assigned by the Chief Executive Officer until the terms of service are terminated or amended in accordance with their respective agreements. Further, Evans & Sutherland agreed to continue to pay Mr. Oyler, Mr. Figgins, Mr. Atchison, Mr. Frazier and Mr. Thomas their annualized base salary subject to adjustment as provided in their respective agreements. Such annualized base salary may be increased from time to time in accordance with the normal business practices of Evans & Sutherland. Evans & Sutherland also agreed that Mr. Oyler, Mr. Figgins, Mr. Atchison, Mr. Frazier and Mr. Thomas shall be entitled to participate in Evans & Sutherland's incentive program, supplemental retirement plan and other benefits normally provided to employees of Evans & Sutherland similarly situated, including being added as a named officer on Evans & Sutherland's existing directors' and officers' liability insurance policy.

        In the case of termination of employment for Mr. Oyler, Mr. Figgin, Mr. Atchison, Mr. Frazier, or Mr. Thomas as a result of death or disability, the terminated employee will be entitled to a termination payment equal to such individual's then current calendar year base salary plus targeted cash bonus and to continuation of certain other benefits for a period of one year. If Mr. Oyler terminates his employment for good reason (as defined in Mr. Oyler's agreement), or Mr. Oyler's employment is terminated by Evans & Sutherland for any reason other than death, disability or cause (as defined in Mr. Oyler's agreement), Mr. Oyler shall be entitled to a termination payment equal to two (2) times his then current calendar year base salary plus targeted cash bonus and to continuation of certain other benefits for a period of two years. In addition, if Evans & Sutherland terminates Mr. Oyler's employment without cause, or if Mr. Oyler terminates his employment for good reason, then all outstanding but unvested options held by Mr. Oyler on the date of termination shall immediately vest. If Mr. Figgins, Mr. Atchison, Mr. Frazier, or Mr. Thomas terminates his employment for good reason (as defined in their respective agreements), or the employment of any such employee is terminated by Evans & Sutherland for any reason other than death, disability or cause (as defined in their respective agreements), any such terminated employee shall be entitled to a termination payment equal to such employee's then current calendar year base salary plus targeted cash bonus and to continuation of certain other benefits for a period of one year.

        Under the agreements, Mr. Oyler, Mr. Figgins, Mr. Atchison, Mr. Frazier and Mr. Thomas are subject to customary noncompetition provisions during their employment and for 12 months following the termination of their employment. Mr. Oyler, Mr. Figgins, Mr. Atchison, Mr. Frazier and Mr. Thomas are subject to customary assignment of inventions provisions during their employment, and to customary confidentiality provisions at all times during and after their employment.

CHANGE-IN-CONTROL AGREEMENTS

        Pursuant to change-in-control provisions included in the employment agreements entered into by Evans & Sutherland and Mr. Atchison, Mr. Figgins, and Mr. Frazier, if in conjunction with a change in control the employee terminates his employment for good reason (as defined in the agreement), or Evans & Sutherland terminates the employee's employment for any reason other than death, disability, or cause (as defined in the agreement), the employee shall be entitled to a termination payment equal to one (1) times his then current calendar year base salary plus targeted bonus and to continuation of certain other benefits for a period of one year.

        Pursuant to change-in-control provisions included in the employment agreements entered into by Evans & Sutherland and Mr. Oyler and Mr. Thomas, if upon a change in control any such employee terminates his employment for good reason (as defined in the agreements), or Evans & Sutherland terminates such employee's employment for any reason other than death, disability, or cause (as defined in the agreements), the terminated employee shall be entitled to a termination payment equal to two (2) times such employee's then current calendar year base salary plus targeted bonus and to continuation of certain other benefits for a period of two years. However, if Mr. Oyler terminates his employment within one hundred eighty (180) days of a change in control, Mr. Oyler shall be entitled to a termination payment of two and one-half (2.5) times his then current calendar year base salary plus targeted bonus and to continuation of certain other benefits for a period of 2.5 years.

COMPENSATION AND STOCK OPTIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of Evans & Sutherland's Compensation and Stock Options Committee are Mr. Sutherland, Mr. Casilli and Mr. Hass. Prior to his retirement from the Board of Directors on January 31, 2002, Mr. Stewart Carrell was also a member of the Compensation and Stock Options Committee. Mr. Carrell was an employee of Evans & Sutherland until December 31, 2000. Mr. Sutherland served as Vice President and Chief Scientist of Evans & Sutherland from 1968 until 1974. Mr. Coghlan and Mr. Figgins are both members of the Board of Directors of Quest Flight Training Ltd., a joint venture between Evans & Sutherland and Quadrant Group Ltd.

        Mr. Coghlan is both a member of the Compensation and Stock Options Committee and an indirect owner with a material interest in Quest Flight Training Ltd. ("QFT"), a joint venture between Evans & Sutherland and Quadrant Group Ltd. Mr. Coghlan is also Chairman of the Board of Directors of Quadrant Group Ltd. and, in connection with other interests held by Mr. Coghlan, indirectly owns a majority of Quadrant Group Ltd. Both Evans & Sutherland and Quadrant Group Ltd. own fifty percent of QFT. Evans & Sutherland and Quadrant Systems Ltd., wholly owned by Quadrant Group Ltd., are under contract with QFT to provide certain services in order for QFT to meet its contract requirements to provide turnkey training to the UK Royal Air Force and other third party training. Quadrant Systems Ltd. is under contract with QFT to provide engineering support. Evans & Sutherland and QFT have entered into a twenty-five year contract requiring Evans & Sutherland to provide maintenance support to QFT for an annual base year value of £62,000 (approximately $100,000 as of December 31, 2002), adjusted for inflation each year. Payments are payable to Evans & Sutherland on a quarterly basis by QFT. In 2002, total payments made to Evans & Sutherland by QFT were $197,000, part of which was due to prior year holdbacks. In the current and future years, payments are estimated to be £62,000 (approximately $100,000 as of December 31, 2002) or slightly greater due to inflation adjustments.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        THE FOLLOWING REPORT OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER EVANS & SUTHERLAND FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT EVANS & SUTHERLAND SPECIFICALLY INCORPORATES THIS REPORT.

        It is the duty of the Compensation and Stock Options Committee to review and determine the salaries and bonuses of executive officers of Evans & Sutherland, including Evans & Sutherland's Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation and Stock Options Committee believes that the compensation programs for the executive officers should reflect Evans & Sutherland's performance and the value created for Evans & Sutherland's shareholders. In addition, Evans & Sutherland's compensation programs should support the goals and values of Evans & Sutherland and should reward individual contributions to Evans & Sutherland's success.

GENERAL COMPENSATION POLICY AND PHILOSOPHY

        The Compensation and Stock Options Committee of the Board of Directors establishes and oversees the general compensation policies of Evans & Sutherland, which include specific compensation levels for executive officers, cash incentive initiatives for executives and the technical staff and stock option grants from the stock option plans. The committee is composed of Mr. Sutherland, Mr. Casilli and Mr. Hass.

        Evans & Sutherland operates in highly competitive businesses and competes nationally for personnel at the executive and technical staff level. Outstanding candidates are aggressively recruited, often at premium salaries. Highly qualified employees are essential to the success of Evans & Sutherland. Evans & Sutherland is committed to providing competitive compensation that helps attract, retain and motivate the highly skilled people it requires. The committee strongly believes that a considerable portion of the compensation for the Chief Executive Officer and other top executives must be tied to the achievement of business objectives and to business segment and overall company performance, both current and long-term.

        The salary of the Chief Executive Officer is established solely by the committee, while the salary of other executives is recommended by the Chief Executive Officer for review and approval of the committee. Prime sources of information in determining executive salaries are a survey published by the American Electronics Association entitled "Executive Compensation in the Electronics Industry," and a survey published by Radford Associates entitled "Management Total Compensation Report." The committee has determined that, as a general rule, executive, management and top technical salaries should be at or near the 50th percentile of these surveys.

        In 1995, the committee approved a management incentive plan, which provided financial incentives for certain key executives and managers of Evans & Sutherland to achieve profitable growth. The plan incentive is based on achievement of operating profit relative to the annual operating plan. The plan requires that profitability be achieved in order for incentives to be earned and, subject to individual maximums on annual incentive amounts, provides incentives for exceeding the operating profit plan.

        Other than Evans & Sutherland's pension plan and SERP, the long-term component of compensation for the Chief Executive Officer and other executives is the 1998 Stock Option Plan. The plan does not provide for automatically timed option grants, but rather provides for grants at the discretion of the committee. In general, stock options are granted to executives, key managers and technical staff whose individual assignments are anticipated to have high leverage in terms of achieving the long-term objectives of Evans & Sutherland.

CEO COMPENSATION

        Mr. Oyler's compensation for 2002 was an annual base salary of $391,100 and other compensation of $112,966. Mr. Oyler's 2002 compensation is more fully described in this proxy under the heading "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." During fiscal 2002, Mr. Oyler was granted stock options to purchase 15,000 shares at an exercise price of $6.00 per share and 100 shares at an exercise price of $3.33 per share, the fair market values of Evans & Sutherland's common stock on the dates of such grants. The stock options will vest annually in approximately equal installments on the first, second, and third anniversaries of the date of grant. These awards were based on, among other things, the Committee's subjective assessment of Mr. Oyler's performance and impact upon Evans & Sutherland's performance in 2002, and the extent to which his performance in the future is expected to create value for Evans & Sutherland's shareholders.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

        Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. However, compensation that qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders. The Compensation and Stock Options Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. The stock option plans are designed to qualify for the performance-based exemption. The Compensation and Stock Options Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practices, Evans & Sutherland's compensation philosophy, and Evans & Sutherland's best interests.

        This report is submitted by the members of the Compensation and Stock Options Committee.

      Ivan E. Sutherland
      Gerald S. Casilli
      Wolf-Dieter Hass

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER EVANS & SUTHERLAND FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT EVANS & SUTHERLAND SPECIFICALLY INCORPORATES THIS REPORT.

        The Audit Committee of the Board of Directors of Evans & Sutherland is composed of all five non-employee directors and operates under a written charter adopted by the Board of Directors that was previously filed as Annex B to Evans & Sutherland's proxy materials in connection with the annual meeting of shareholders held on May 24, 2001. The members of the Committee are Ivan E. Sutherland (Chair), Gerald S. Casilli, Wolf-Dieter Hass, David J. Coghlan, and William Schneider, Jr. The company has reviewed the SEC's definitions that would classify a Board Member or Audit Committee Member as an "outside and independent" Member. Mr. Coghlan's participation in a joint venture and ownership in our joint venture partner excludes him from this classification. However, the Board has appointed Mr. Coghlan to both the Board of Directors and the Audit Committee due to the contributions he can make as a result of his extensive business experience and academic credentials. All other members are independent directors as defined by the listing standards of the Nasdaq National Market System.

        Management is responsible for Evans & Sutherland's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Evans & Sutherland's consolidated financial statements in accordance with generally accepted auditing standards generally accepted in the United States and to issue a report thereon. The primary function of the Audit Committee is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss the December 31, 2002 consolidated financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and letter from the independent auditors required by Independence

Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

Audit Fees

        The total fees paid to KPMG by Evans & Sutherland in connection with professional services rendered for the audit of Evans & Sutherland's annual financial statements, and the reviews of the financial statements included in Evans & Sutherland's Forms 10-Q, for the fiscal year ended December 31, 2002, were $163,000.

Financial Information Systems Design and Implementation Fees

        Evans & Sutherland did not employ KPMG to operate, or supervise the operation of Evans & Sutherland's information system or to manage its local area network. Nor did KPMG design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information significant to the audit of Evans & Sutherland's financial statements, taken as a whole.

All Other Fees

        The other fees paid to KPMG by Evans & Sutherland for the twelve month period ended December 31, 2002, totaled $187,000, including $131,000 for consulting with respect to tax matters and $56,000 for other audit related services.

        The Committee determined that the services provided by and fees paid to KPMG were compatible with maintaining the independent auditors' independence.

        Based on the Committee's discussions with management and the independent auditors, and the Committee's review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended to the Board of Directors that it include Evans & Sutherland's audited consolidated financial statements in Evans & Sutherland's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 to be filed with the Commission.

AUDIT COMMITTEE Ivan E. Sutherland, Chairman Gerald S. Casilli Wolf-Dieter Hass David J. Coghlan William Schneider, Jr.

COMPARATIVE STOCK PERFORMANCE CHART

        The following graph presents a five year comparison of total cumulative shareholder return on Evans & Sutherland's common stock for the period December 31, 1997 through December 31, 2002 with the total cumulative return on the (a) Russell 2000 Index and (b) S & P Aerospace / Defense Index. Previously, Evans & Sutherland compared its total shareholder return with the J.P. Morgan H & Q Computer Hardware Index and the S & P Smallcap 600 Index; however, Evans & Sutherland determined that these indexes are no longer adequate comparisons. Accordingly, Evans & Sutherland has elected to compare its total shareholder return with the Russell 2000 Index, a more appropriate broad equity market index, and the S & P's Aerospace / Defense Index, a more appropriate peer index. The comparison assumes the investment of $100 on December 31, 1997 in stock or index, including reinvestment of dividends. Total shareholder returns for prior periods are not an indication of future investment returns.

	Cumulative Total Return
	1997	1998	1999	2000	2001	2002
EVANS & SUTHERLAND COMPUTER CORPORATION	100	61	39	27	23	22
RUSSELL 2000	100	97	118	115	117	93
S & P AEROSPACE/DEFENSE	100	96	97	122	100	95

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Evans & Sutherland's directors, executive officers and persons who own more than ten percent of a registered class of Evans & Sutherland's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Evans & Sutherland. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish Evans & Sutherland with copies of all Section 16(a) reports they file.

        Based solely upon review of the copies of such reports furnished to Evans & Sutherland and written representations from certain reporting persons that no other reports were required, Evans & Sutherland believes that there was compliance for the fiscal year ended December 31, 2002 with all Section 16(a) filing requirements applicable to Evans & Sutherland's officers, directors and greater than ten percent beneficial owners.

SHAREHOLDER PROPOSALS

        If you wish to submit proposals to be included in Evans & Sutherland's year 2004 proxy statement, we must receive them on or before Tuesday, December 2, 2003. Please address your proposals to Corporate Secretary, Evans & Sutherland Computer Corporation, 600 Komas Drive, Salt Lake City, Utah 84108.

        If you wish to raise a matter before the shareholders at the year 2004 annual meeting, you must notify the Corporate Secretary in writing by not later than February 16, 2004. Please note that this requirement relates only to matters you wish to bring before your fellow shareholders at the annual meeting. It is separate from the SEC's requirements to have your proposal included in the proxy statement.

        Receipt by Evans & Sutherland of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in Evans & Sutherland's proxy materials or its presentation at the 2004 annual meeting because there are other requirements in the proxy rules.

OTHER MATTERS

        The Board of Directors knows of no other matters to be acted upon at the meeting. However, if any other matters properly come before the meeting, it is intended that the persons voting the proxies will vote them in accordance with their best judgment.

ADDITIONAL INFORMATION

        Evans & Sutherland has included with this proxy statement a copy of its annual report on Form 10-K dated December 31, 2002, which is incorporated by reference in its entirety. Evans & Sutherland will provide without charge to each person solicited, upon oral or written request of any such person, an additional copy of Evans & Sutherland's annual report on Form 10-K, including the consolidated financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. Direct any such correspondence to the Corporate Secretary of Evans & Sutherland.

EVANS & SUTHERLAND COMPUTER CORPORATION
William M. Thomas Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

SIDE 1

PROXY

EVANS & SUTHERLAND COMPUTER CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James R. Oyler and William M. Thomas and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of common stock of Evans & Sutherland Computer Corporation, a Utah corporation, held of record by the undersigned, on March 28, 2003, at the annual meeting of shareholders to be held on Thursday, May 8, 2003 at 11:00 a.m., local time, at Evans & Sutherland's principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108, or at any adjournment or postponement thereof, upon the matters set forth on the reverse, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS EVANS & SUTHERLAND'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2003. PLEASE COMPLETE, SIGN, AND DATE THIS PROXY WHERE INDICATED AND RETURN PROMPTLY IN THE ACCOMPANYING PREPAID ENVELOPE.

(To be Signed on Reverse Side.)

SIDE 2

  1.
  Proposal to ratify the appointment of KPMG LLP as independent auditors of Evans & Sutherland for the fiscal year ending December 31, 2003.

☐  For    ☐  Against     ☐  Abstain

  2.
  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature	Date	Signature	Date
Note:	Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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PROPOSAL ONE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
DIRECTORS
OTHER INFORMATION SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
10-YEAR OPTION REPRICINGS
PENSION PLAN AND SERP
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
COMPENSATION AND STOCK OPTIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMPARATIVE STOCK PERFORMANCE CHART
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS
ADDITIONAL INFORMATION